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                                                                   Exhibit 11.01

                                MACROMEDIA, INC.

                   COMPUTATION OF NET INCOME (LOSS) PER SHARE
                      (In thousands, except per share data)


                                                        Three Months Ended     Nine Months Ended
                                                            December 31,          December 31,
                                                          1996        1995       1996       1995
                                                        -------     -------    -------    -------
Net income (loss)                                       ($2,359)    $ 7,152    $ 9,371    $16,992
                                                        =======     =======    =======    =======
Weighted average number of common shares outstanding     37,475      35,213     37,306     33,092

Number of common stock equivalents as a result
    of stock options outstanding                             --       4,440      3,908      4,082
                                                        -------     -------    -------    -------
Total                                                    37,475      39,653     41,214     37,174
                                                        =======     =======    =======    =======
Net income (loss) per common stock and
    common stock equivalent                             ($ 0.06)    $  0.18    $  0.23    $  0.46
                                                        =======     =======    =======    =======

All net income per share amounts and numbers of shares have been retroactively restated to reflect a two-for-one stock split which became effective October 16, 1995.


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